Exhibit (m)(3)

March 27, 2024

Board of Trustees

American Pension Investors Trust d/b/a Yorktown Funds

106 Annjo Court, Suite A

Forest, Virginia 24551

Dear Trustees:

Ultimus Fund Distributors, LLC (“Ultimus”) confirms our agreement with you as follows:

I.	American Pension Investors Trust d/b/a Yorktown Funds (the “Trust”) is an open-end, diversified management investment company registered under the Investment Company Act of 1940 (the “Act”) and is authorized to issue shares of separate series, with each series having its own investment objective, policies and restrictions. Pursuant to Distribution Agreement dated as of December 31, 2019, as amended (the “Distribution Agreement”), Ultimus has been engaged to distribute shares of seven separate series of the Trust, including the Yorktown Short Term Bond Fund (the “Fund”). The Fund offers multiple Share Classes.

2.	We hereby agree that, notwithstanding any provision to the contrary contained in the Distribution Agreement, commencing upon the date of this Agreement and extending until at least May 31, 2025, Ultimus shall limit the 12b-l payment to 0.65% for Class L Shares of the Fund.

3.	This Agreement shall become effective on the date hereof. The Trust may terminate this Agreement at any time upon not less than 60 days’ prior written notice to us. The parties may not terminate this Agreement during its term without the prior approval of the Trust's Board of Trustees. Notwithstanding the foregoing, this Agreement will terminate automatically with respect to Class L shares of the Fund if, and when Ultimus ceases to serve as Distributor to the Fund. This Agreement shall be construed in accordance with the laws of the Commonwealth of Virginia, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

ULTIMUS FUND DISTRIBUTORS, LLC.

/s/ Kevin Guerette

Kevin Guerette President

Agreed to and accepted as of the date first set forth above.

AMERICAN PENSION INVESTORS TRUST

D/B/A YORKTOWN FUNDS

/s/ David D. Basten
David D. Basten

President & Chairman